Exhibit 3.1
CERTIFICATE OF FORMATION
OF
ASCEND GROUP PARTNERS, LLC
1.The name of the limited liability company is Ascend Group Partners, LLC.
2.The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Ascend Group Partners, LLC this 15th day of May, 2018.

/s/ Daniel A. DiPietro
Daniel A. DiPietro, authorized officer